Exhibit A
                                                                      ---------
Roy J. Carver, Jr.
Form 4 (March 11, 2003)


(1) On June 4, 2002, in transactions exempt from Section 16(b), Roy J. Carver, Jr. and Martin G. Carver each transferred 17,000 shares of the Class A Common Stock to Carver Management Company LLC ("Carver LLC") and each received in exchange 50% of the membership interests in Carver LLC. On June 4, 2002, in transactions exempt from Section 16(b), Carver LLC transferred 34,000 shares of the Class A Common Stock to Carver Partners LP ("Carver LP") and received in exchange a general partnership interest in Carver LP. On June 4, 2002, in transactions exempt from Section 16(b), Lucille A. Carver transferred 2,615,685 shares of the Common Stock and 3,312,060 shares of the Class A Common Stock to Carver Partners and received in exchange 100% of the limited partnership interests in Carver LP. As a result of these transactions, Carver LP holds 2,615,685 shares of the Common Stock and 3,346,060 shares of the Class A Common Stock.

(2) Pursuant to Rule 16a-1(a)(2), Carver LLC disclaims beneficial ownership of all of the securities held by Carver LP other than 13,983 shares of the Common Stock (in which Roy J. Carver, Jr. has a 50% interest) and 17,888 shares of the Class A Common Stock (in which Roy J. Carver, Jr. has a 50% interest).

(3) On June 12, 2002, Lucille A. Carver made a gift of 33.33% of her limited partnership interests in Carver LP to Roy J. Carver, Jr.

(4) Pursuant to Rule 16a-1(a)(2), Roy J. Carver, Jr. disclaims beneficial ownership of all of the securities held by Carver LP other than those he holds indirectly through Carver LLC and 867,234 shares of the Common Stock and 1,109,390.7 shares of the Class A Common Stock.

(5) Class B Common Stock is convertible on a one-for-one basis into the Common Stock at the discretion of the holder thereof.